EXHIBIT 19.1

Statement Of Policy On Insider Trading

Introduction

It is the policy of Longeveron Inc. (collectively any present or future subsidiaries, the “Company”) that its employees, consultants and members of its Board of Directors (“Company Personnel”) comply fully with the insider trading securities laws and regulations of the United States. Company Personnel must maintain a basic familiarity with the principles and purposes of these laws as they may be applied to the Company and avoid any activity that might violate these laws or give any appearance either of violation or intention to violate. Compliance with this Statement of Policy on Insider Trading (this “Policy”) defines the scope of employment for Company employees. Conduct that violates or does not comply with this Policy is outside the scope of employment for Company employees. Any employee who fails to comply with this Policy will be subject to appropriate disciplinary action, which may include suspension or termination.

This Policy is not a description of all applicable securities statutes, but rather is intended to set forth a course of conduct and guiding principles designed to ensure that the employees and directors of the Company do not engage in any activity that violates the spirit of the insider trading provisions of the securities laws, is unfair to the Company’s public stockholders or other stakeholders, or creates an appearance of a violation.

Persons Subject To The Policy

Part I of this Policy applies to all members of the Company’s Board of Directors and to all of the Company’s employees and consultants. We refer collectively to those covered by this Policy as “Company Personnel”. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below.

In addition, certain Company Personnel are subject to additional guidelines as it relates to transactions in the Company’s securities, as outlined in Part II of this Policy. If your job title or category is listed on Schedule A, then the additional requirements set forth in Part II of this Policy apply to you.

If you are unsure as to whether you are subject to the additional guidelines set forth in Part II of this Policy, please contact the Company’s General Counsel or Chief Financial Officer to discuss.

Longeveron Inc. Statement Of Policy On Insider Trading

PART I

This Policy applies to the following categories of securities (collectively, they are referred to as the “Securities”):

•
Company Securities. This includes the Company’s common stock (NASDAQ: LGVN), Class B common stock, options to purchase common stock, restricted common stock, restricted stock units, or any other type of securities that the Company may issue, including derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities; and
•
Securities of Companies with whom the Company Transacts Business. This would include securities of any company about which you have material, nonpublic information that you obtained through or in connection with your employment with or work at Longeveron. We refer to those companies in this Policy as “Associated Companies”.

Policy:

NO TRADING ON OR TIPPING OF MATERIAL NONPUBLIC INFORMATION

1.
No Company Personnel may trade, directly or indirectly through family members or other persons or entities in Company Securities if they are aware of material nonpublic information (except as set forth under “Transactions For Which this Policy Does Not Apply”)
2.
No Company Personnel may recommend the purchase or sale of any Company security or disclose such information to others to others who might use it for trading or might pass it along to others who might trade. This practice, known as “tipping,” also can result in same penalties as trading even though you did not trade and did not gain any benefit from another trader
3.
No Company Personnel may disclose material nonpublic information to persons outside of the Company, including, but not limited to, family, friends, business associates, investors, or other third parties, unless the disclosure is made in accordance with the Company’s policies.
4.
Company Personnel may not trade, directly or indirectly, through family members or other persons or entities, in securities of any other organization (including, without limitation, an Associate Company) unless they are sure they do not possess any material nonpublic information about the organization which they obtained in the course of their employment with the Company, such as information about a major contract being negotiated. Information that is not material to the Company may nevertheless be material to the other organization.
5.
No Company Personnel may assist anyone engaged in any of the above activities.

It is also important that when you disclose material nonpublic information to persons within the Company you do so in a manner that is consistent with directives and the confidentiality restrictions that have been provided to you with that information.

Consequences For Violation

The purchase or sale of Securities (including Company Securities) while aware of material, nonpublic information with respect to the issuer of such securities, or the disclosure of material, nonpublic information to others who then trade in Securities of such issuer (including Company Securities), is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the U.S. Securities and Exchange Commission (the “SEC”), U.S. Attorneys and state enforcement authorities, as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

U.S. securities laws impose severe penalties for trading on material non-public information and communicating knowledge of material, non-public information to another person or company (other than in the necessary course of business) who thereafter purchases or sells securities, which can include disgorgement of the unlawful profits, civil penalties of up to three

Longeveron Inc. Statement Of Policy On Insider Trading

times the profit gained or loss avoided, criminal fines of up to $5,000,000 and/or jail terms of up to 20 years. Similar legislation imposes similar penalties in other jurisdictions.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company- imposed sanctions, including dismissal for cause, whether or not the failure to comply results in a violation of law. Needless to say, a violation of law, or even an investigation by the SEC that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career. This Policy sets forth the Company’s policy against insider trading. All Company Personnel must comply with this Policy. There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Definitions

Material Information: All information that a reasonable investor would consider important in deciding whether to buy, sell, or hold Securities is considered material. As it relates to Company Securities, information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no “bright line” standard for assessing materiality; rather, materiality is based on an assessment of all facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. Examples of some types of material information are: (i) trial or study results, or other information regarding the efficacy or safety of the Company’s products; (ii) financial results for the quarter or the year; (iii) financial forecasts, projections or other information, including projection of earnings (or other financial metrics) or other types of financial guidance; (iv) changes to previously announced earnings (or other financial metrics) guidance; (v) possible mergers, acquisitions, joint ventures, and other purchases and sales of companies and investments in companies; (vi) obtaining or losing important contracts, licenses, or regulatory approvals; (vii) information about vendor relationships; (viii) major financing developments (including new equity, debt or bank financings or grants); (ix) major personnel changes; (x) major litigation developments; (xi) the establishment of a repurchase program for Securities; (xii) changes in the Company’s auditors or a notification from its auditors that the Company may no longer rely on the auditors’ audit report; (xiii) the imposition of a trading ban on Company Securities or the securities of another company; (xiv) major events regarding Company Securities; and/or (xv) changes in dividends or to a dividend policy.

Unauthorized Disclosure of Material, Nonpublic Information Prohibited

General Rule. No Director, Officer or Employee may disclose material, nonpublic information about Longeveron or any company with which Longeveron deals to anyone, unless such disclosure is in the necessary course of business. Questions regarding what constitutes disclosure in the necessary course of business shall be decided by the General Counsel and/or the Chief Financial Officer.

Tipping. Under the U.S. federal securities laws, you can be held responsible not only for your own insider trading, but also for securities transactions by anyone to whom you disclose material, nonpublic information. Even if those to whom you disclose such information do not trade while aware of the information, you can be responsible for the trades of persons who received material, nonpublic information indirectly from you, if you are the ultimate source of their information.

Discussing or Recommending Longeveron Securities. We recognize that employee enthusiasm for Longeveron and its business prospects is a vital element of our success. You should, however, use extreme caution when discussing our business or our securities with anyone. In the course of discussing our business or our securities, accidental disclosure of material, nonpublic information can occur and can be viewed as “tipping.” Likewise, recommendations of our securities can also result in embarrassing situations for you or the Company if you make a recommendation at a time when there is a pending announcement of material, nonpublic information by the Company, even if you are unaware of that information.

Chat Rooms and Internet Postings. No Director, Officer or Employee may disclose information about Longeveron’ or its securities on the Internet (regardless of whether such information is material or already public), and, more specifically, in discussion forums or chat rooms where companies and their prospects are discussed. Messages in these forums are typically made by unsophisticated investors who are sometimes poorly informed, and generally are carelessly stated or, in some cases, malicious or manipulative and intended to benefit their own stock positions. In addition, disclosures of material nonpublic

Longeveron Inc. Statement Of Policy On Insider Trading

information through this type of forum may amount to a “tip” or leak of such information, in violation of this Policy and applicable law. Accordingly, no Director, Officer or Employee of Longeveron may discuss the Company or Company-related information in such a forum, regardless of the situation. Despite any inaccuracies that may exist in these forums, postings in these forums can result in the disclosure of information that may be harmful to the Company and expose you to liability for violating U.S. federal securities laws.

Employees and/or Contracted Employees who encounter a discussion pertaining to the Company in such forums should advise the General Counsel immediately, so the discussion may be monitored.

Authorization to Disclose Material, Nonpublic Information Outside the Company. We authorize only certain Directors and Officers to make public disclosures of material, nonpublic information or to confer with persons outside the Company regarding such information (for example, our auditors, outside counsel and other advisors). Unless you are authorized to do so by the CEO, the President, the CFO or the General Counsel, you should refrain from discussing material, nonpublic information with anyone not in the Company. Even in discussions with others subject to this Policy, you should consider the consequences of disclosing material, nonpublic information to them. For example, by doing so, you would preclude those persons from trading in Longeveron’ securities until the information is publicly disclosed. Accordingly, you should restrict the communication of material, nonpublic information to those Directors, Officers or Employees and/or Contracted Employees having a need to know in order to serve Longeveron’ interests.

Selective Disclosure. There are SEC rules and regulations banning selective disclosure of information relating to public companies. Generally, these regulations provide that when a public company (such as Longeveron) discloses material, nonpublic information, it must provide broad, non-exclusionary public access to the information (for example, through press releases, conference calls or webcasts). Violations of these regulations can result in enforcement actions, resulting in injunctions and severe monetary penalties. The Company’s Disclosure Policy provides that a limited group of senior Officers and Directors are the only Company personnel authorized to communicate information regarding the Company with securities market professionals, shareholders or members of the media. Such persons are aware of the rules and regulations banning selective disclosure and have been trained in how to comply with such rules and regulations. No other Longeveron Directors, Officers or Employees and/or Contracted Employees are authorized to communicate information regarding the Company with securities market professionals, shareholders or members of the media because of the risk that such communications might violate the ban on selective disclosure.

Non-Disclosure Agreements. Directors, Officers or Employees and/or Contracted Employees involved in transactions or other negotiations that require disclosure of material, nonpublic information with parties outside Longeveron should generally have those to whom such information is being disclosed sign a non-disclosure agreement. The non-disclosure agreement will require that the recipient of information not disclose the information to others, other than in the necessary course of business, and require the recipient not to trade in Longeveron securities while in possession of such information. You should confer with the General Counsel whenever a non- disclosure agreement may be needed.

Information that is likely to affect the price of Securities is almost always material.

Non-Public Information: Information is considered to be nonpublic unless it has been effectively disclosed to the public by the Company. Examples of effective disclosure include public filings with the SEC, Company press releases, Company meetings with members of the press and the public dissemination of information through Dow Jones “broad tape,” news wire services, broadcast on widely- available radio or television programs, and publications in widely available newspapers, magazines or news websites. By contrast, information would likely not be considered widely disseminated if it is available only to Company Personnel, or if it is only available to a select group of analysts, brokers or institutional investors. The information must not only be publicly disclosed; there must also be adequate time for the market as a whole to digest the information. Generally, at least one full trading day of general availability may be required for information to be considered public. For example, if the Company were to make an announcement of material information on a Monday at 8:00 a.m. (local time), you should not trade in Company Securities until Tuesday at 8:00 a.m. (local time). Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

Longeveron Inc. Statement Of Policy On Insider Trading

Other Prohibited Transactions

Due to recent developments and legal changes, the Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that Company Personnel may not engage in any of the following transactions without first consulting with and obtaining clearance from the Company (which clearance may be denied for any reason): (i) short sales; (ii) publicly-traded options, (iii) hedging transactions (including prepaid variable forwards, equity swaps, collars and exchange funds), (iv) margin accounts and pledged securities; and (v) standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans).

Additional Guidance

Transactions by Family Members and Others. This Policy applies to (i) your family members who reside with you, (ii) anyone else who lives in your household, (iii) any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control ((i), (ii) and (iii) collectively, “Family Members”), and (iv) any entities that you influence or control, including any corporations, partnerships or trusts. You are responsible for the transactions of these other persons or entities and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. However, this Policy does not apply to personal securities transactions of Family Members where the investment decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

Transactions For Which this Policy Does Not Apply. This Policy does not apply in the case of the following transactions, except as specifically noted (collectively referred to as “Excepted Transactions”):

Stock Option Exercises Where No Sale is Made. This Policy does not apply to the exercise of a stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements; however, this Policy does apply to any sale of stock as part of a broker assisted cashless exercise of an option, or any other market sale related to an option exercise, whether for the purpose of generating the cash needed to pay the exercise price of an option, to satisfy tax withholding requirements or otherwise.

Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock; however, this Policy does apply to any market sale or other disposition of restricted stock.

Bona Fide Gifts of Securities. Gifts of securities are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Securities while the person making the gift is aware of material, nonpublic information.

Rule 10b5-1 Plans Approved in Accordance with this Policy. Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a plan for transactions in Company Securities that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”). Under a Rule 10b5-1 Plan, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with this Policy, a Rule 10b5-1 Plan must be approved by the General Counsel and the Chief Financial Officer and meet the requirements of Rule 10b5-1.

Mutual Fund Transactions. Transactions in mutual funds that are invested in Company Securities are also not subject to this Policy.

Longeveron Inc. Statement Of Policy On Insider Trading

Dividend Reinvestment. Currently the Company does not maintain a Company sponsored dividend reinvestment plan; however, if you choose through your broker or another third party to participate in a non-Company sponsored dividend reinvestment program, then, so long as you enter such a program at a time when you are not aware of material nonpublic information concerning the Company, your participation in such a program and the purchases of Company Securities under the program are not subject to this Policy. Nevertheless, this Policy applies to your sale or other disposition of any Company Securities purchased pursuant to such a program.1

Post-Termination Transactions. Because the prohibitions on insider trading are mandated in the law, the restrictions contained in this Policy continue to apply to you even after termination of your service with the Company. You will be solely responsible for complying with these requirements after your service with the Company is over. If an individual is in possession of material, nonpublic information regarding the Company or another company when his or her service terminates, that individual may not trade in Company Securities or securities of such other company until that information has become public or is no longer material in accordance with this Policy.

1 Any person subject to Section 16 under the Exchange Act should be aware that acquisitions of Company Securities made through non-Company sponsored dividend reinvestment programs are not exempt from Section 16(b) of the Exchange Act and those acquisitions are potentially matchable with any non-exempt “opposite-way” disposition transactions within the past six months. As such, Section 16 officers and members of the Board of Directors are strongly discouraged from participating in non-Company sponsored dividend reinvestment programs.

Longeveron Inc. Statement Of Policy On Insider Trading

PART II

Additional Provisions of this Policy that Apply to Certain Company Personnel Only

IN ADDITION TO THE GENERAL REQUIREMENTS OF THIS POLICY THAT ARE APPLICABLE TO ALL COMPANY PERSONNEL, THERE ARE SPECIAL ADDITIONAL REQUIREMENTS THAT ARE APPLICABLE TO SPECIFIC GROUPS OF COMPANY PERSONNEL. IF YOU ARE IN ONE OF THE CATEGORIES OF COMPANY PERSONNEL THAT HAVE THESE ADDITIONAL RESTRICTIONS THEN YOU MUST COMPLY WITH THESE ADDITIONAL RESTRICTIONS.

A.
Trading Blackout Periods Which is Applicable Only To “Designated” Persons

Certain employees and advisors routinely possess or have access to material, nonpublic information and those job titles or categories are listed on Schedule A hereto (collectively, the “Designated Persons”). The trading window portion of this Policy applies to transactions by Designated Persons in Company Securities.

As more fully described below, Designated Persons are prohibited from engaging in transactions involving Company Securities during the Blackout Period. The “Blackout Period” means (i) the period commencing on the calendar day marking the end of any fiscal quarter (including the end of the fiscal year) and ending two full trading days after the Company’s earnings release has been made public for that period and (ii) any other period deemed a “Blackout Period” that is event driven, as described below.

For purposes of illustration only, if the Company’s fiscal quarter ended on September 30 (i.e. the last day of the fiscal quarter is September 30, and the next quarter started October 1), the Blackout Period would be in effect starting at 12:01 a.m. on September 30 and would end two full trading day following the Company’s earnings release for that quarter.

In addition to the quarterly Blackout Periods set forth above, from time to time an event may occur that is material to the Company and is known by only select directors, officers or employees. In that situation, the Chief Executive Officer, Chief Financial Officer, General Counsel or their designees will notify these select persons that they should not trade in Company Securities; provided, however, that if you are not specifically notified by the Company of an event-specific Blackout Period, but nevertheless are in possession of material, nonpublic information, you should refrain from trading until such information becomes public in accordance with Part I of this Policy. The existence of an event-specific Blackout Period generally will not be announced to the Company as a whole and should not be communicated to any other person. The appropriate officers of the Company or their designees will provide additional notification when such event-specific Blackout Period is lifted.

These prohibitions shall not apply to any Excepted Transactions (as defined in Part I of this Policy); however, the prohibition on engaging in transactions in Company Securities does extend to and shall preclude any such Designated Persons from engaging in transactions other than Excepted Transactions.

B.
Pre-Clearance Policy Applicable To Designated Persons

Company Personnel who are Designated Persons are also required to pre-clear any trades in Company Securities. (See Pre- Clearance Request Form on the last page).

All Designated Persons are required to (i) provide the Company written notice of any proposed transaction in Company Securities and (ii) receive clearance prior to entering into that proposed transaction, in each case as set forth below.

Longeveron Inc. Statement Of Policy On Insider Trading

To prevent inadvertent violations of this Policy and to avoid even the appearance of an improper transaction (which could result, for example, where a Designated Person engages in a transaction while unaware of a pending major development), any Designated Person who proposes to undertake a transaction in Company Securities, which includes any acquisition, disposition or other transfer for value, whether through the Company’s stock plan administrator or another broker (other than Excepted Transactions), must obtain pre-clearance through the following process:

Step One: Provide a written request for clearance to transact in Longeveron securities, which request must provide all relevant information needed for the Company to assess said request.

Step Two: Email the request to the Chief Financial Officer or General Counsel.

Step Three: Approval for your request will be solicited from the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel. Notice of approval (or denial if applicable) will be communicated back to you via email.

Step Four: If approved, unless otherwise determined by the General Counsel’s office, you will have until the earlier of (i) five (5) trading days from the date of approval (inclusive of the date you receive approval) and (ii) the commencement of a Blackout Period (the “Open Period”) to conduct your transaction(s). After the Open Period expires, you must repeat the pre-clearance process (as outlined above) prior to conducting any further transactions. Any sell/buy orders that are outstanding as of the end of the Open Period must be cancelled unless you have requested and received approval for an additional Open Period in accordance with the procedures herein.

When a request for pre-clearance is made, the Designated Person should carefully consider whether he or she may be aware of any material, nonpublic information about the Company, as further discussed in this Policy, and should fully describe those circumstances in his or her request. If the Designated Person is subject to Section 16 under the Exchange Act, the Designated Person should also determine whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to review any Form 4 or Form 5 that will be required to be filed in connection with such transaction. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

Even though gifts of securities are not transactions subject to the Policy generally, as a best practice we encourage Designated Persons to provide prior notice of any gift transaction to the Chief Financial Officer and General Counsel. The Company makes this request because in some circumstances where a donor knows that a charitable gift recipient (usually a charitable organization) will typically sell the donated stock soon after the gift is made, any such sale that is made while the donor is aware of material non-public information could result in potential claims of conflict of interest and the appearance of impropriety.

In all cases, the ultimate responsibility for adhering to this Policy rests with you. Any action on part of the Company, the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

Your failure to observe this Policy could lead to significant legal problems, as well as having other serious consequences, including termination of your employment.

Policy Effective: February 12, 2021

Amended Effective: February 27, 2025

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Statement Of Policy On Insider Trading

(Effective As Of February 12, 2021; Revised As of February 27, 2025)

Schedule A

(Designated Persons)

1.
Members of the Board of Directors
2.
CEO, CFO, CSO, General Counsel
3.
All Employees
4.
Any other individual who may from time to time be designated as a Designated Person by the Chief Executive Officer or the General Counsel of the Company

Longeveron Inc. Statement Of Policy On Insider Trading

(Effective As Of February 12, 2021; Revised As of February 27, 2025)

PRE-CLEARANCE REQUEST FORM

To:	Longeveron, Inc. (the “Company”)
Insider Trading Compliance Officer
General Counsel and Chief Financial Officer
From:
Re:	Proposed transaction in the Company’s Securities

This is to advise you that the undersigned intends to execute a transaction in the Company’s securities on ___________ _____, 20 _____ AND THEREAFTER UNTIL THE TRADING WINDOW SHALL CLOSE AND DOES HEREBY REQUEST THAT THE Company pre-clear the transaction as required by the Company’s Insider Trading Policy (the “Policy”).

The general nature of the transaction is as follows (i.e. open market purchase of 10,000 shares of common stock through NASDAQ, privately negotiated sale of warrants for the purchase of 5,000 shares of common stock, etc.):

The undersigned is not in possession of Material Nonpublic Information (as defined in the Insider Trading Policy) about the Company and will not enter into the transaction if the undersigned comes into possession of Material Nonpublic Information about the Company between the date hereof and the proposed trade execution date.

The undersigned has read and understands the Policy and certifies that the above proposed transaction will not violate the Policy.

The undersigned agrees to advise the Company promptly if, as a result of future developments, any of the foregoing information becomes inaccurate or incomplete in any respect. The undersigned understands that the Company may require additional information about the transaction and agrees to provide such information upon request.

Dated:

Very truly yours,

[Signature]	[Print Name]

APPROVED:	APPROVED:

General Counsel	Chief Financial Officer